Exhibit 99.1

PRESS RELEASE                                                                                               SOURCE: WPCS International Incorporated

WPCS Completes Acquisition of James Design Pty Ltd

EXTON, PA - (PR Newswire - First Call) - December 3, 2007) WPCS International Incorporated (NASDAQ: WPCS), a leader in design-build engineering services for specialty communication systems and wireless infrastructure, has announced that it has completed the acquisition of James Design Pty Ltd of Brisbane, Australia.

Historically profitable, James Design is projected to achieve approximately $1.7 million in revenue and $600,000 in earnings before interest and taxes for their current fiscal year ending December 31, 2007. WPCS acquired 100% of James Design for $1.2 million in cash at closing.

Andrew Hidalgo, CEO of WPCS International Incorporated, commented, “We are pleased to conclude the James Design acquisition as it now establishes operations for WPCS in Australia. We believe that there are many opportunities to provide our complete scope of communication infrastructure services in the fast growth Australian market and we will focus on expanding our presence in the months ahead.”

About WPCS International Incorporated:

WPCS is a design-build engineering company that focuses on the implementation requirements of wireless technology. The company serves the specialty communication systems and wireless infrastructure sectors and provides services that include site design, technology integration, electrical contracting, construction and project management for corporations, government entities and educational institutions worldwide. For more information, please visit www.wpcs.com

Statements about the company's expectations, including revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward-looking statements.

Contact:

Carol Lindley / WPCS International Incorporated
610-903-0400 x100
ir@wpcs.com